Exhibit 21.1

SUBSIDIARIES OF VAST SOLAR PTY LTD

Entity	Jurisdiction
NWQHPP Pty Ltd	Australia
Vast Solar Consulting Pty Ltd	Australia
Vast Solar Aurora Pty Ltd	Australia
Vast Solar 1 Pty Ltd	Australia
SiliconAurora Pty Ltd	Australia
Neptune Merger Sub, Inc.	Delaware
Solar Methanol 1 Pty Ltd	Australia
Vast Renewables Management Services LLC	Delaware
Vast Renewables Holdco Corp.	Delaware
Solar Methanol 1 Pty Ltd	Australia
Vast Australia Holdco Pty Ltd	Australia
HyFuel Solar Refinery Pty Ltd	Australia